Exhibit 23.7

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form S-1 of Fortress Transportation and Infrastructure Investors Ltd., and any amendments or supplements thereto, including the prospectus contained therein, as an individual to become a director of Fortress Transportation and Infrastructure Investors Ltd. upon consummation of the initial public offering of Fortress Transportation and Infrastructure Investors Ltd.’s shares of common stock, to all references to me in connection therewith, and to the filing or attachment of this consent as an exhibit to such Registration Statement and any amendment or supplement thereto.

    /s/ Paul R. Goodwin

Name: Paul R. Goodwin

Date:   January 27, 2014